As filed with the Securities and Exchange Commission on November 28, 2006

Registration No. 333-138032

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American Express Company
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation or organization)

200 Vesey Street,
New York, New York 10285
(212) 640-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

13-4922250
(I.R.S. Employer Identification Number)
LOUISE M. PARENT, Esq.
Executive Vice President and General Counsel
American Express Company
200 Vesey Street
New York, New York 10285
(212) 640-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
DAVID S. CARROLL, Esq., Group Counsel American Express Company 200 Vesey Street New York, New York 10285 (212) 640-2000	LESLIE N. SILVERMAN, Esq. CRAIG B. BROD, Esq. KIMBERLY B. BLACKLOW, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined in light of market conditions.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered/ Proposed Maximum Offering Price per Unit/ Proposed Maximum Aggregate Offering Price/ Amount of Registration Fee
Debt Securities (2)	(1)

(1)

An indeterminate aggregate initial offering price and number of the securities of the identified class is being registered and may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rule 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee, except for $323,085 that may be offset pursuant to Rule 457(p) for fees paid with respect to unsold securities that were previously registered pursuant to registration statement No. 333-117835, initially filed by the Registrant on July 30, 2004 and which has previously been withdrawn. In connection with the securities offered hereby, except as specified in the previous sentence, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456 (b).

(2)	To be issued in connection with the 1.85% convertible senior debentures due 2033 issued pursuant to an indenture dated November 21, 2003 between American Express Company and U.S. Bank National Association.

EXPLANATORY NOTE

            This Post-Effective Amendment No. 1 to the Registration Statement is being filed to register a new class of debt securities and to file the required exhibits to the Registration Statement, and no changes or additions are being made hereby to the Prospectus which forms a part of the Registration Statement. Accordingly, the Prospectus has been omitted from this filing. A description of the new class of debt securities being registered hereunder will be provided through a prospectus filed pursuant to Rule 424(b) that is deemed part of and included in the Registration Statement and Prospectus that is part of the Registration Statement.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The following is a statement of the estimated expenses (other than underwriting compensation) to be incurred by us in connection with a distribution of an assumed amount of $25,000,000,000 of securities registered under this registration statement. The assumed amount has been used to demonstrate the expenses of an offering and does not represent an estimate of the amount of securities that may be registered or distributed because such amount is unknown at this time.

SEC registration fee	$0	*
Printing and engraving expenses	200,000
Legal fees and expenses	200,000
Blue Sky fees and expenses	5,000
Accounting fees and expenses	160,000
Fees and expenses of trustees and warrant agent	160,000
Fees of Rating Agencies	600,000
Miscellaneous	75,000

Total	$1,400,000

* Deferred in accordance with Rules 456(b) and 457(r).

Item 15. Indemnification of Directors and Officers.

          Article VI of the Registrant’s By-laws, as amended, provides as follows:

          SECTION 6.1. DIRECTORS, OFFICERS AND EMPLOYEES. The corporation shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person, made or threatened to be made, a party to, or who is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or investigative, by reason of the fact that such person, is or was or has agreed to become a director of the corporation, or is or was an officer or employee of the corporation, or serves or served or has agreed to serve any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with such action or proceeding, or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director, officer or employee establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Any action or proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director, officer or employee serves or served or agreed to serve at the request of the corporation shall be included in the actions for which directors, officers and employees will be indemnified under the terms of this Section 6.1. Such indemnification shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such person to repay such amount consistent with the provisions of applicable law. (B.C.L. Sections 721, 722, 723(c).)

          SECTION 6.2 OTHER INDEMNIFICATION. The corporation may indemnify any person to whom the corporation is permitted by applicable law or these by-laws to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or any other law or these by-laws or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these by-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Section 6.2, shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-laws, agreement, vote of shareholders or disinterested directors or otherwise. (B.C.L. Sections 721, 723(c).)

          SECTION 6.3 MISCELLANEOUS. The right to indemnification conferred by Section 6.1, and any indemnification extended under Section 6.2, (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions thereof were set forth in a separate written contract between the corporation and such person, (ii) is intended to be retroactive to events occurring prior to the adoption of this Article VI, to the fullest extent permitted by applicable law, and (iii) shall continue to exist after the rescission or restrictive modification thereof with respect to events occurring prior thereto. The benefits of Section 6.1 shall extend to the heirs, executors, administrators and legal representatives of any person entitled to indemnification under this Article.

          The form Underwriting Agreements filed or incorporated by reference as Exhibits 1(a) through (d) to this Registration Statement and the form Agency Agreement filed as Exhibit 1(e) to this Registration Statement provide for indemnification of, or contribution to, directors and officers of the Company by the underwriters and agents against certain liabilities under the Securities Act of 1933, as amended, in certain instances.

Item 16. Exhibits.

          The “Exhibit Index” on pages II-7 and II-8 is hereby incorporated by reference.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                    (i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                    (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (e) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                    (i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

                    (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

                    (iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

                    (iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

          (f) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (g) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, office or controlling person in connection with the securities being registered, that the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 28th day of November, 2006.

AMERICAN EXPRESS COMPANY

By	/s/ Gary Crittenden

GARY CRITTENDEN
Executive Vice President and Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 28th day of November, 2006.

Signature	Title

*	Chairman, Chief Executive Officer and Director

KENNETH I. CHENAULT

*	Executive Vice President and Chief Financial Officer

GARY CRITTENDEN

*	Executive Vice President and Comptroller
(Chief Accounting Officer)
JOAN C. AMBLE

*	Director

DANIEL F. AKERSON

*	Director

CHARLENE BARSHEFSKY

*	Director

WILLIAM G. BOWEN

*	Director

URSULA M. BURNS

Signature	Title

*	Director

PETER CHERNIN

*	Director

VERNON E. JORDAN, JR.

*	Director

JAN LESCHLY

*	Director

RICHARD A. MCGINN

*	Director

EDWARD D. MILLER

*	Director

FRANK P. POPOFF

*	Director

ROBERT D. WALTER

*By: /s/ STEPHEN P. NORMAN

STEPHEN P. NORMAN Attorney-in-fact

EXHIBIT INDEX

Exhibit	Description

1(a)*	Form of Underwriting Agreement for Debt Securities.

1(b)**	Form of Underwriting Agreement for Convertible Debt Securities and Exchangeable Debt Securities.

1(c)**	Form of Underwriting Agreement for Equity Securities.

1(d)**	Form of Agency Agreement.

3(a)

Registrant’s Restated Certificate of Incorporation, dated May 29, 1997, as amended to date (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-3 (File No. 333-32525), filed with the Commission on July 31, 1997).

3(b)

Registrant’s Certificate of Amendment of the Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q (Commission File No. 1-7657) for the quarter ended March 31, 2000).

3(c)	Registrant’s By-laws, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (Commission File No. 1-7657) filed September 29, 2006).

4(a)*	Form of Note with optional redemption provisions.

4(b)*	Form of Debenture with optional redemption and sinking fund provisions.

4(c)*	Form of Original Issue Discount Note with optional redemption provisions.

4(d)*	Form of Zero Coupon Note with optional redemption provision.

4(e)*	Form of Variable Rate Note with optional redemption and repayment provisions.

4(f)*	Form of Extendible Note with optional redemption and repayment provisions.

4(g)*	Form of Fixed Rate Medium-Term Note.

4(h)*	Form of Floating Rate Medium-Term Note.

4(i)*	Form of Supplemental Indenture providing for an additional trustee.

4(j)*	Form of Subordinated Indenture.

4(k)*	Form of Senior Indenture.

4(l)	Form of Deposit Agreement, including form of Depositary Receipt (incorporated by reference to Exhibit 4(o) to the Registrant’s Registration Statement on Form S-3 (No. 33-50997)).

4(m)

Form of Warrant Agreement for Common Shares and Preferred Shares (including form of Warrant Certificates) (incorporated by reference to Exhibit 4(p) to the Registrant’s Registration Statement on Form S-3 (No. 33-50997)).

Exhibit	Description

4(n)

Form of Warrant Agreement for Debt Securities (including form of Warrant Certificates) (incorporated by reference to Exhibit 4(q) to the Registrant’s Registration Statement on Form S-3 (No. 33-50997)).

4(o)	Form of Currency Warrant Agreement (including form of Currency Warrant) (incorporated by reference to Exhibit 4(r) to the Registrant’s Registration Statement on Form S-3 (No. 33-50997)).

4(p)	Form of Stock-Index Warrant Agreement (including form of Other Warrant) (incorporated by reference to Exhibit 4(s) to the Registrant’s Registration Statement on Form S-3 (No. 33-50997)).

4(q)	Form of Warrant Agreement for Other Stock (including form of Warrant Certificate) (incorporated by reference to Exhibit 4(t) to the Registrant’s Registration Statement on Form S-3 (No. 33-50997)).

4(r)	Form of Common Share Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A/A Amendment No. 1 (Commission File No. 1-7657)).

4(s)***	Indenture dated as of November 21, 2003 between American Express Company and U.S. Bank National Association, as Trustee.

5(a)*	Opinion and consent of Louise M. Parent, Esq.

5(b)	Opinion of Louise M. Parent, Esq. (incorporated by reference to Exhibit 5 to the Registrant’s Registration Statement on Form S-3 filed on March 19, 2004 (333-113768)).

12(a)

Computation in support of ratios of earnings to fixed charges with respect to the years ended December 31, 2001 through 2005 (incorporated by reference to Exhibit 12 to the Registrant’s annual report on Form 10-K for the year ended December 31, 2005) and for the nine months ended September 30, 2006 (incorporated by reference to Exhibit 12 to the Registrant’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2006).

23(a)***	Consent of Counsel.

23(b)*	Consent of Ernst &Young, LLP.

23(c)*	Consent of PricewaterhouseCoopers LLP.

24(a)*	Power of Attorney.

25(a)*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York.

25(b)***	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association.

*	Previously filed.

**	To be filed prior to or in connection with the first offering contemplated by such agreement as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

***	Filed herewith.